EXHIBIT 10.1
ALLIANCE MUTUAL HOLDING COMPANY
AMENDED AND RESTATED DIRECTORS’ RETIREMENT PLAN

ARTICLE I
ESTABLISHMENT OF THE PLAN

Alliance Mutual Holding Company, a federally-chartered mutual holding company (the “MHC”) which is the successor to Greater Delaware Valley Holdings (“GDVH”), hereby amends and restates the Directors’ Retirement Plan (as amended and restated, the “Plan”) previously adopted for the benefit of the Directors of Greater Delaware Valley Savings Bank (the “Bank”), upon the terms and conditions hereinafter stated.  The Plan was originally adopted by GDVH, which was previously the mutual holding company of the Bank.  Following the establishment of a mid-tier stock holding company, the Bank is currently a wholly owned subsidiary of Alliance Bancorp, Inc. of Pennsylvania, a mid-tier holding company of the Bank (the “Company”), which is a majority-owned subsidiary of the MHC.

ARTICLE II
PURPOSE OF THE PLAN

The purpose of this Plan is to provide retirement benefits to directors of the MHC, the Company and the Bank who are not officers or employees of the MHC, the Company or the Bank and who have provided expertise in enabling the Bank to experience successful growth and development.  The Plan is being amended and restated effective as of December 17, 2008 in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations issued thereunder.

ARTICLE III
DEFINITIONS

3.01           “Accrued Benefit” means the number of months served as a Director of the MHC, the Company and/or the Bank multiplied by $150.  For the purposes of determining a Director’s Accrued Benefit, months of service prior to the adoption of this Plan shall be recognized.  Service as a Director of more than one of the MHC, the Company and the Bank in a given month shall only count once in calculating the number of months served.  If a Director was previously an officer or employee of the MHC, the Company and/or the Bank, any months of service on the Board of Directors during the period he was an officer or employee of the MHC, the Company and/or the Bank shall be disregarded in determining the Director’s Accrued Benefit.

3.02           “Retirement Benefit” means either (i) in the event the Board decides to fund the Plan by establishing a trust in accordance with Section 7.01 of the Plan, an amount equal to the value of the assets acquired with a Director’s Accrued Benefit as reflected in a Director’s account balance under such a trust as of a Director’s Retirement Date; or (ii) in the event the Board decides not to fund the Plan through a trust in accordance with Section 7.01 of the Plan, an amount equal to a Director’s Accrued Benefit multiplied by an assumed rate of return of six percent (6%) per annum commencing with the adoption of this Plan and ending on a Director’s Retirement Date.

3.03           “Board” means the Board of Directors of the MHC.

3.04           “Committee” means the committee appointed by the Board pursuant to Article IV hereof.

3.05           “Common Stock” means the common stock, $.01 par value per share, of the Company, including those shares which were formerly shares of common stock of the Bank prior to the establishment of a mid-tier stock holding company.

3.06           “Director” means each of the following:  (a) each non-employee member of the Board of Directors of the Bank at the date this Plan was originally adopted by the Board of Directors of the MHC, who was not at the time an officer or employee of the Bank or the MHC, (b) each other individual who subsequently became a non-employee member of the Board of Directors of the Bank prior to the amendment and restatement of the Plan, who was not at the time an officer or employee of the Bank, the MHC or the Company, and (c) any other individual who subsequently becomes a non-employee member of the Board of Directors of the MHC, the Company and/or the Bank after the amendment and restatement of the Plan, who is not at the time an officer or employee of the Bank, the MHC or the Company.  If a member of the Board of Directors of the MHC, the Company and/or the Bank is initially an officer or employee of the MHC, the Company and/or the Bank, and such member ceases to be an officer or employee of the MHC, the Company and/or the Bank but continues as a member of the Board of Directors, then such member shall be deemed to be a non-employee member of the Board of Directors and thus a Director eligible to participate in this Plan commencing with the first month after he ceases to be an officer or employee of the MHC, the Company and/or the Bank.  Appendix A attached hereto lists those Directors who are the current participants under the Plan.

            3.07           “Retirement Date” means with respect to any Director, the first day of the third calendar quarter commencing after the date of his Separation from Service as a member of the Board of Directors of the MHC, the Company and/or the Bank.

3.08           “Separation from Service” shall mean a termination of the Director’s services to the MHC, the Company and the Bank for any reason other than death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the MHC, the Company, the Bank and the Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.

ARTICLE IV
ADMINISTRATION

4.01           Administration.  This Plan shall be administered and interpreted by the Committee, which shall have all of the powers allocated to it in this and other Sections of the Plan.  The interpretation and construction by the Committee of any provisions of the Plan shall be final and binding.  The Committee shall act by vote or written consent of a majority of its members.  Subject to the express provisions and limitations of the Plan, the Committee may adopt such rules and procedures as it deems appropriate for the conduct of its affairs.  The Committee shall report its actions and decisions with respect to the Plan to the Board at appropriate times, but in no event less than one time per calendar year.

4.02           Limitation on Liability.  No member of the Committee shall be liable for any determination made in good faith with respect to the Plan.  If a member of the Committee is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, crimial, administrative or investigative, by reason of anything done or not done by him in such capacity under or with respect to the Plan, the MHC, the Company and the Bank shall indemnify such member against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the MHC, the Company and the Bank and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ARTICLE V
ELIGIBILITY

Each Director of the Bank as of the date this Plan was originally adopted by the Board, each individual who subsequently became a Director of the Bank prior to the amendment and restatement of the Plan, and any other individual who subsequently becomes a member of the Board of Directors of the MHC, the Company and/or the Bank shall be eligible to participate in the Plan.

ARTICLE VI
BENEFITS

6.01           Retirement Benefits.  Subject to the conditions and limitations imposed by this Plan, upon his Retirement Date, each Director shall be entitled to receive, and the MHC shall pay, a Retirement Benefit.

The Retirement Benefit which is payable to a Director pursuant to this Section 6.01 shall be paid in the form of a lump sum payment payable on the Director’s Retirement Date.  Such lump sum payment may be made in cash or other property, at the MHC’s discretion, pursuant to Section 7.01.

6.02           Death Benefits. If the death of a Director occurs prior to his Retirement Date, the MHC shall pay the full retirement benefits specified in Section 6.01 hereof to the Director’s designated beneficiary or, if such Director has not designated a beneficiary, the MHC shall pay the full retirement benefits specified in Section 6.01 to the Director’s estate.  Death benefits shall be paid in a lump sum on the first day of the first calendar quarter following the date of a Director’s death.

ARTICLE VII
MISCELLANEOUS

7.01           Funding.  It is the intention of the MHC to maintain adequate reserves for the satisfaction of its obligations pursuant to this Plan.  Nothing in this Plan, however, shall create an obligation on the part of the MHC to set aside or earmark any monies or other assets specifically for this purpose.  To fund its obligations under the Plan, the MHC may elect to form a trust, or to utilize a pre-existing trust, to purchase and hold the alternative forms of assets, including shares of Common Stock, subject to compliance with all applicable securities laws.  If the MHC elects to use a trust to fund its obligations under the Plan, a Director shall have no right to demand the transfer to him of stock or other assets from the MHC, or from such a trust formed or utilized by the MHC.  Any assets held in a trust, including shares of Common Stock, may be distributed, in the MHC’s discretion, to a Director in payment of part or all of the MHC’s obligations under the Plan.  The right of a Director or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the MHC, and neither the Director nor a designated beneficiary shall have any rights in or against any specific assets of the MHC.

7.02           Amendment and Termination of Plan.  The Board may, by resolution, at any time amend or terminate this Plan.  However, no amendment or termination of the Plan shall, without a Director’s consent, retroactively adversely affect his rights to receive benefits in accordance with the Plan to which he would have been entitled if he had terminated service on the day immediately prior to said amendment or termination.

7.03           Nontransferable.  No Director or Director’s designated beneficiary shall have any right to commute, sell, pledge, assign, or in any way transfer or convey the right to receive any payments under this Plan.  All payments specified under this Plan are hereby expressly made non-assignable and non-transferable.  Such payments shall not be subject to legal process or levy of any kind.

7.04           Rights to Continue as a Director.  Neither this Plan nor any action taken by the Board in connection with this Plan shall create any rights on the part of any Director of the MHC, the Company or the Bank to continue as such.

7.05           Withholding Taxes.  Notwithstanding any of the foregoing provisions hereof, the MHC may withhold from any payment to be made hereunder such amount as it may be required to withhold under any applicable federal, state or other law, and transmit such withheld amounts to the applicable taxing authority.

7.06           Governing Law.  This Plan shall be governed by the laws of the Commonwealth of Pennsylvania.

7.07           Effective Date.  This Plan as originally adopted was effective upon the date of its adoption by the Board of Directors of GDVH.  This Plan as amended and restated shall be effective as of the date specified in Article II above.

7.08           Binding on Successors.  The provisions of this Plan shall be binding upon the parties hereto and all successors to the MHC, including any entity or entities that succeed to the rights and liabilities of the MHC in any merger, consolidation, reorganization or other business combination.

APPENDIX A

The MHC has designated the following Directors as the current participants in its Directors’ Retirement Plan as of the date of the amendment and restatement of the Plan:

1.	James S. Carr

2.	J. William Cotter, Jr.

3.	Timothy E. Flatley

4.	William E. Hecht

5.	John A. Raggi

6.	G. Bradley Rainer

7.	Philip K. Stonier

8.	R. Cheston Woolard